------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0297
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

Bauer                                Richard               W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Osteotech, Inc.
51 James Way
--------------------------------------------------------------------------------
                                    (Street)

Eatontown                            New Jersey          07724
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Osteotech, Inc. (OSTE)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   December 1997
================================================================================
5. If Amendment, Date of Original (Month/Year)

   January 9, 1998.
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           President and
           Chief Executive Officer

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person


================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                                5.           Owner-
                                                                 Securities Acquired (A) or        Amount of    ship
                                                    3.           Disposed of (D)                   Securities   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)               Beneficially Direct    Nature of
                                      2.            Code         -------------------------------   Owned at End (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)               of Month     Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price      (Instr. 3    (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)               and 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/09/97       S               14,100      D      $30.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/09/97       S                2,850      D      $30.380
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/09/97       S                1,000      D      $31.000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/11/97       M               17,950      A       $4.250
------------------------------------------------------------------------------------------------------------------------------------
Common Stock(a)                       12/31/97       P                  154*     A     $23.1625**  13,431***    D         --
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                          (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                           (Print or Type Responses)              SEC 1474(8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise    3.        Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price   Trans-    action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of      action    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-  Date      (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative   (Month/   8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-  Day/      ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity     Year)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Exployee Stock
Option (b)                                                                     Common
(Right to buy)      $4.250  12/11/97  M               17,950 2/14/94  2/14/99  Stock     17,950           23,716    D        --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

*    Previously reported erroneously as 158
**   Previously reported erroneously as $22.570
***  Previously reported erroneously as 13,435


(a) -- Purchased under the Company's Stock Purchase Plan and qualified under Rule 16b-3.
(b) -- Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.


                 /s/ Richard W. Bauer                           January 29, 1998
                 ---------------------------------------------------------------
                 **Signature of Reporting Person                    Date
                   Richard W. Bauer


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                  SEC 1474(8-92)

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